As filed with the Securities and Exchange Commission on August 17, 2012
Registration Nos. 333-________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
Community Partners Bancorp
(Exact name of registrant as specified in its charter)

New Jersey	20-3700861
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
1250 Highway 35 South
Middletown, NJ  07748
(732) 706-9009
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

William D. Moss
President and Chief Executive Officer
1250 Highway 35 South
Middletown, NJ  07748
(732) 706-9009
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Edward C. Hogan, Esq. Stevens & Lee 1415 Marlton Pike East, Suite 506 Cherry Hill, New Jersey 08034-2210 (856) 857-4004	Wesley R. Kelso, Esq. Stevens & Lee 51 South Duke Street Lancaster, PA 17602 (717) 399-6632

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.     ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.     ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.     ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.     ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company☒

CALCULATION OF REGISTRATION FEE

Title of each class of Securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price	Amount of Registration Fee
Senior Non-Cumulative Perpetual Preferred Stock, Series C, no par value	12,000 shares	$1,000	$12,000,000	$1,376
Depositary Shares(3)	—	—	—	—
TOTAL	12,000 shares		$12,000,000	$1,376

(1)
Calculated in accordance with Rule 457(a) and includes such additional number of shares of Senior Non-Cumulative Perpetual Preferred Stock, Series C (the “Series C Preferred Stock”), of a currently indeterminable amount, as may from time to time become issuable by reason of stock splits, stock dividends or similar transactions, which shares of Series C Preferred Stock are registered hereunder pursuant to Rule 416 under the Securities Act of 1933.

(2)
Represents the liquidation preference amount for each share of Series C Preferred Stock, which we sold in a nonpublic offering to the United States Department of the Treasury (“Treasury”) pursuant to Treasury’s Small Business Lending Fund program.

(3)
In the event the Treasury requests that Community Partners Bancorp deposit shares of the Series C Preferred Stock with a depositary pursuant to a depositary arrangement, depositary shares evidencing fractional shares of Series C Preferred Stock may be sold pursuant to this registration statement in lieu of whole shares of Series C Preferred Stock.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

Subject to Completion dated August 17, 2012

PROSPECTUS

Community Partners Bancorp

12,000 Shares of Senior Non-Cumulative Perpetual Preferred Stock, Series C,
Liquidation Preference Amount $1,000 Per Share
(or Depositary Shares evidencing fractional interests in such shares)

This prospectus relates to the potential resale from time to time by selling securityholders of some or all of the 12,000 shares of our Senior Non-Cumulative Perpetual Preferred Stock, Series C, which we refer to in this prospectus as the Series C Preferred Stock, or, in the event that shares of Series C Preferred Stock are deposited with a depositary as described in this prospectus, depositary shares evidencing fractional shares of Series C Preferred Stock. In this prospectus, we refer to the shares of Series C Preferred Stock and the depositary shares, collectively, as the securities.

The 12,000 shares of Series C Preferred Stock were originally issued by us pursuant to the Small Business Lending Fund - Securities Purchase Agreement dated as of August 11, 2011, which we refer to in this prospectus as the Purchase Agreement, between us and the United States Department of the Treasury, which we refer to in this prospectus as the initial selling securityholder, in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended.

The initial selling securityholder and its successors, including any transferees, which we collectively refer to as the selling securityholders, may offer the securities from time to time directly or through underwriters, broker-dealers or agents and in one or more public or private transactions and at fixed prices, at prevailing market prices, at prices related to prevailing market prices or at negotiated prices. If these securities are sold through underwriters, broker-dealers or agents, the selling securityholders will be responsible for paying any underwriting discounts or commissions or agents’ commissions.

We will not receive any proceeds from the sale of securities by the selling securityholders.

The Series C Preferred Stock is not listed on an exchange, and, unless requested by the initial selling securityholder, we do not intend to list the Series C Preferred Stock on any exchange.

Our principal executive offices are located at 1250 Highway 35 South, Middletown, New Jersey 07748, and the telephone number is (732) 706-9009.  Our internet address is www.communitypartnersbancorp.com.

Investing in our securities involves risks. You should carefully consider the Risk Factors described on page 5 of this prospectus and set forth in the applicable prospectus supplement and in the documents incorporated or deemed incorporated by reference herein before making any decision to invest in our securities.

These securities are not savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Neither the Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 17, 2012

(i)

ABOUT THIS PROSPECTUS

Unless the context requires otherwise, in this prospectus we use the terms “we,” “us,” “our” and the “Company” to refer to Community Partners Bancorp and its subsidiaries (unless the context indicates another meaning), and the term “Bank” means Two River Community Bank and its subsidiaries (unless the context indicates another meaning).

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under the shelf registration process, using this prospectus, together with a prospectus supplement, the selling securityholders may sell, from time to time, in one or more offerings, the securities described in this prospectus.

You should read this prospectus, the prospectus supplement, and the information incorporated by reference in this prospectus before making an investment in the Series C Preferred Stock or the depositary shares. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” for more information. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement.

Our SEC registration statement containing this prospectus, including exhibits, provides additional information about us and the securities offered under this prospectus and any prospectus supplement. The registration statement can be read at the SEC’s web site or at the SEC’s offices. The SEC’s web site and street address are provided under the heading “Where You Can Find More Information.”

You should rely only on the information contained in or incorporated by reference in this prospectus and in any prospectus supplement or free writing prospectus that we may provide to you in connection with any offering of the securities. We have not authorized anyone to provide you with different information. This document may be used only in jurisdictions where offers and sales of the securities are permitted. You should not assume that information contained in this prospectus, in any supplement to this prospectus, or in any document incorporated by reference is accurate as of any date other than the date on the front page of the document that contains the information, regardless of when this prospectus is delivered or when any sale of our securities occurs.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein or therein may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are intended to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. We are including this statement for the purpose of invoking those safe harbor provisions. Forward-looking statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future or conditional verbs such as “may,” “will,” “should,” “would” and “could.” These forward-looking statements may include, among other things:

•	statements and assumptions relating to financial performance;

•	statements relating to the anticipated effects on results of operations or financial condition from recent or future developments or events;

•	statements relating to our business and growth strategies and our regulatory capital levels; and

•	any other statements, projections or assumptions that are not historical facts.

Actual future results may differ materially from our forward-looking statements, and we qualify all forward-looking statements by various risks and uncertainties we face, some of which are beyond our control, as well as the assumptions underlying the statements, including, among others, the following factors:

•	the strength of the United States economy in general and the strength of the local economies in which we conduct operations;

•	market volatility;

•	the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs;

•	the overall quality of the composition of our loan and securities portfolios;

•	electronic, cyber and physical security breaches;

•
legislative and regulatory changes, including the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and impending regulations, changes in banking, securities and tax laws and regulations and their application by our regulators, and changes in the scope and cost of Federal Deposit Insurance Corporation (“FDIC”) insurance;

•	the effects of, and changes in, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System (the “Federal Reserve”);

•	inflation, interest rate, market and monetary fluctuations;

•	fluctuations in the demand for loans, the number of unsold homes and other properties and fluctuations in real estate values in our market areas;

•
the results of examinations of us by the Federal Reserve and of the Bank by the New Jersey Department of Banking and Insurance and the FDIC, including the possibility that the FDIC may, among other things, require the Bank to increase its capital ratios, increase its allowance for loan losses or to write-down assets;

•
risks of expansion through acquisitions and mergers, such as unexpected credit quality problems of the loans or other assets, unexpected attrition of the customer base of the acquired institution or branches, and difficulties in integration of the acquired operations;

•	our ability to control operating costs and expenses;

•	our ability to manage delinquency rates;

•	our ability to retain key members of our senior management team;

•	the costs of litigation, including settlements and judgments;

•	the increased competitive pressures among financial services companies;

•
the timely development of and acceptance of new products and services and the perceived overall value of these products and services by businesses and consumers, including the features, pricing and quality compared to our competitors’ products and services;

•	technological changes;

•	changes in consumer and business spending, borrowing and saving habits and demand for financial services in our market area;

•	adverse changes in securities markets;

•	the inability of key third-party providers to perform their obligations to us;

•
changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies, the Public Company Accounting Oversight Board or the Financial Accounting Standards Board;

•	war or terrorist activities;

•
other economic, competitive, governmental, regulatory and technological factors affecting our operations, pricing, products and services and the other risks described elsewhere herein or in the documents incorporated by reference herein and in our other filings with the SEC; and

•	our success at managing the risks involved in the foregoing.

Some of these and other factors are discussed in the “Risk Factors” section and elsewhere in this prospectus and in the documents incorporated by reference herein. The development of any or all of these factors could have an adverse impact on our financial position and results of operations.

Any forward-looking statements are based upon management’s beliefs and assumptions at the time they are made. We undertake no obligation to publicly update or revise any forward-looking statements included or incorporated by reference in this prospectus or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise, unless otherwise required to do so by law or regulation. In light of these risks, uncertainties and assumptions, the forward-looking statements discussed in this prospectus or in the documents incorporated by reference herein might not occur, and you should not put undue reliance on any forward-looking statements.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act. Accordingly, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we may file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C., 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements and other information about issuers, including the Company, that file electronically with the SEC. The address of the SEC’s Internet site is http://www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information that we incorporate by reference is considered to be a part of this prospectus, and the information we later file with the SEC that is incorporated by reference in this prospectus will automatically update information previously contained in this prospectus and any incorporated document. Any statement contained in this prospectus or in a document incorporated by reference in this prospectus will be deemed modified or superseded to the extent that a later statement contained in this prospectus or in an incorporated document modifies or supersedes such earlier statement.

This prospectus incorporates by reference the documents listed below that we have filed with the SEC (excluding any portion of these documents that has been furnished to and deemed not to be filed with the SEC):

Report(s)	Period(s) of Report(s) or Date(s) Filed

• Annual Report on Form 10-K	For the fiscal year ended December 31, 2011

• Quarterly Reports on Form 10-Q	For the quarters ended March 31, 2012 and June 30, 2012

• Current Reports on Form 8-K	Filed January 19, 2012; January 23, 2012; April 23, 2012; May 18, 2012; and June 26, 2012

We also incorporate by reference any future documents we may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, excluding any document or portion thereof that has been furnished to and deemed not to be filed with the SEC.  In addition, we incorporate by reference the description of our common stock contained in our Registration Statement on Form 8-A that we filed with the SEC on April 3, 2006.

These documents are available without charge to you on the Internet at www.communitypartnersbancorp.com or if you call or write to: Investor Relations, Community Partners Bancorp, 1250 Highway 35 South, Middletown, New Jersey 07748 or (732) 706-9009.  Our periodic reports are also available on our website at www.communitypartnersbancorp.com. The reference to our website is not intended to be an active link, and the information on our website is not, and you must not consider the information to be, a part of this prospectus.

We have also filed a registration statement with the SEC relating to the securities offered by this prospectus.  This prospectus, which constitutes part of the registration statement, does not contain all of the information presented or incorporated by reference in the registration statement and its exhibits. You may obtain from the SEC a copy of the registration statement and exhibits that we filed with the SEC as described above. The registration statement may contain additional information that may be important to you.

COMMUNITY PARTNERS BANCORP

Community Partners Bancorp, a New Jersey corporation, is a bank holding company headquartered in Middletown, New Jersey. The Company’s principal subsidiary is Two River Community Bank. At June 30, 2012, the Company had total assets of $697.8 million, total deposits of $571.9 million and total shareholders’ equity of $89.5 million. The Company’s principal business is to serve as a holding company for the Bank. As a registered bank holding company, the Company is subject to the supervision and regulation of the Federal Reserve.

The Bank was organized in January 2000 as a New Jersey-chartered commercial bank to engage in the business of commercial and retail banking. As a community bank, the Bank offers a wide range of banking services, including demand, savings and time deposits and commercial and consumer/installment loans to small and medium-sized businesses, not-for-profit organizations, professionals and individuals primarily in Monmouth, Middlesex and Union counties, New Jersey. The Bank also offers its customers numerous banking products such as safe deposit boxes, night depository, wire transfer, money orders, travelers checks, automated teller machines, direct deposit, telephone and internet banking and corporate business services. The Bank currently operates 15 banking offices in southern and central New Jersey. The Bank also operates two regional lending offices in New Brunswick and Summit, New Jersey for the purpose of expanding its presence in those communities.

The Company’s principal executive office is located at 1250 Highway 35 South, Middletown, New Jersey 07748, and the telephone number is (732) 706-9009.

The Company’s website address is www.communitypartnersbancorp.com. The Company’s annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other documents filed by the Company with the Securities and Exchange Commission are available free of charge on the Company’s website under the Investor Relations menu. Information on our website should not be treated as part of this prospectus.

RISK FACTORS

An investment in our securities involves significant risks, including those described below. Before making an investment decision, you should also carefully read and consider the risk factors described in our most recent Annual Report on Form 10-K, which is incorporated by reference in this prospectus, as well as those contained in any applicable prospectus supplement, as the same may be updated from time to time by our future filings with the SEC under the Exchange Act. You should also refer to other information contained in or incorporated by reference in this prospectus and any applicable prospectus supplement, including our financial statements and the related notes incorporated by reference herein or therein. Additional risks and uncertainties not presently known to us at this time or that we currently deem immaterial may also materially and adversely affect our business and operations.

Risks Related to the Series C Preferred Stock

The Series C Preferred Stock is equity and is subordinate to all of our existing and future indebtedness; regulatory and contractual restrictions may limit or prevent us from paying dividends on the Series C Preferred Stock; and the Series C Preferred Stock places no limitations on the amount of indebtedness we and our subsidiaries may incur in the future.

Shares of the Series C Preferred Stock are equity interests in Community Partners Bancorp and do not constitute indebtedness. As such, the Series C Preferred Stock, like our common stock, ranks junior to all indebtedness and other non-equity claims on the Company with respect to assets available to satisfy claims on the Company, including in an unlikely liquidation of the Company.  Additionally, unlike indebtedness, where principal and interest would customarily be payable on specified due dates, in the case of preferred stock like the Series C Preferred Stock, (1) dividends are payable only when, as and if authorized and declared by, our board of directors and depend on, among other things, our results of operations, financial condition, debt service requirements, other cash needs and any other factors our board of directors deems relevant, and (2) as a New Jersey corporation, we may only pay dividends on the Series C Preferred Stock if following such payment, we will be able to pay our debts as they become due in the usual course of business, and our total assets will be greater than the sum of our total liabilities.

Community Partners Bancorp is an entity separate and distinct from its operating subsidiaries and derives a substantial portion of its revenue in the form of dividends from those subsidiaries. The Company is dependent upon dividends from its subsidiaries to satisfy its cash needs and to pay dividends on the Series C Preferred Stock and its common stock. Each of our subsidiary’s ability to pay dividends is subject to its ability to earn net income and, in certain cases, to meet certain regulatory requirements (see “Description of Series C Preferred Stock” for additional information). In the event our subsidiaries are unable to pay dividends to the Company and we do not have access to sufficient unrestricted cash, then the Company may not be able to pay dividends on the Series C Preferred Stock. Also, our right to participate in a distribution of assets upon a subsidiary’s liquidation or reorganization is subject to the prior claims of the subsidiary’s creditors. In addition, the Series C Preferred Stock does not limit the amount of debt or other obligations we or our subsidiaries may incur in the future. Accordingly, we and our subsidiaries may incur substantial amounts of additional debt and other obligations that will rank senior to the Series C Preferred Stock or to which the Series C Preferred Stock will be structurally subordinated.

An active trading market for the Series C Preferred Stock may not develop.

The Series C Preferred Stock is not currently listed on any securities exchange, and we do not anticipate listing the Series C Preferred Stock on an exchange unless we are requested to do so by Treasury pursuant to the Purchase Agreement between us and Treasury. There can be no assurance that an active trading market for the Series C Preferred Stock will develop, or, if developed, that an active trading market will be maintained. If an active market is not developed or sustained, the market value and liquidity of the Series C Preferred Stock may be adversely affected.

The Series C Preferred Stock might be junior in rights and preferences to our future preferred stock.

Subject to the written consent of Treasury, if Treasury holds any shares of Series C Preferred Stock, or the holders of a majority of the outstanding shares of the Series C Preferred Stock, voting as a single class, if Treasury does not hold any shares of the Series C Preferred Stock, as well as any other vote of stockholders required by law, we may issue preferred stock in the future, the terms of which are expressly senior to the Series C Preferred Stock. The terms of any such future preferred stock expressly senior to the Series C Preferred Stock may restrict dividend payments on the Series C Preferred Stock, which could result in dividends on the Series C Preferred Stock not being paid when contemplated by the terms of the Series C Preferred Stock. In addition, in the event of our liquidation, dissolution or winding-up, the terms of the senior preferred stock may prohibit us from making payments on the Series C Preferred Stock until all amounts due to holders of the senior preferred stock in such circumstances are paid in full.

Dividends on the Series C Preferred Stock are noncumulative.

Dividends on the Series C Preferred Stock are noncumulative and payable only out of lawfully available funds. Consequently, if our board of directors does not authorize and declare a dividend on the Series C Preferred Stock for any dividend period, holders of the Series C Preferred Stock will not be entitled to receive any such dividend, and such unpaid dividend will not accrue and will not be payable, regardless of whether dividends are declared for any subsequent dividend period.

Holders of the Series C Preferred Stock have limited voting rights.

Until and unless we fail to pay full dividends on the Series C Preferred Stock for six or more quarterly dividend periods, whether or not consecutive, and the aggregate liquidation preference amount of the then-outstanding shares of Series C Preferred Stock is at least $25.0 million, the holders of the Series C Preferred Stock will have no voting rights except with respect to certain fundamental changes in the terms of the Series C Preferred Stock and except as may be required by law. See “Description of Series C Preferred Stock” for additional information.

Initially the dividend rate on the Series C Preferred Stock will fluctuate based on our level of Qualified Small Business Lending as compared to our Small Business Lending Baseline.

The per annum dividend rate on the shares of Series C Preferred Stock will be adjusted quarterly for each of the quarters in the period beginning October 1, 2011 and ending December 31, 2013 to reflect the percent of change in our Qualified Small Business Lending from our Small Business Lending baseline and may fluctuate between one percent and five percent per annum. The dividend rate will be a fixed rate for the eleventh quarter through the date that is four-and-a-half years from the issuance date of the shares of Series C Preferred Stock and will be based on the rate in effect for the tenth quarter. Depending on the percentage increase in our Qualified Small Business Lending over our Small Business Lending baseline, the fixed rate will be between one percent and five percent per annum. If there has been no increase (or a decrease) in our Qualified Small Business Lending over our Small Business Lending baseline, the fixed rate will be seven percent per annum. For all quarters subsequent to the four-and-one-half anniversary of issuance, the rate will be nine percent per annum.  See “Description of Series C Preferred Stock” for additional information.

REGULATORY CONSIDERATIONS

The Company is registered as a bank holding company and is subject to regulation by, and the supervision of, the Federal Reserve under the Bank Holding Company Act of 1956, as amended. The Bank is regulated and supervised by the FDIC and the New Jersey Department of Banking and Insurance, and the Bank’s deposits are insured by the FDIC through the Deposit Insurance Fund. Dividends from the Bank are the primary source of funds for payment of dividends to the Company’s shareholders, and as a New Jersey-chartered bank, the Bank is subject to restrictions on the amount of dividends it may pay to the Company. For a discussion of the various limitations on the ability of the Bank to pay dividends to the Company and on the ability of the Company to pay dividends to its shareholders, please refer to the Item 1 “Business” section in our Annual Report on Form 10-K for the year ended December 31, 2011, and to the subsequent reports we have filed with the SEC, which are incorporated by reference in this prospectus.

Depository institutions, such as the Bank, also are affected by various federal and state laws, including those relating to consumer protection and similar matters. For a discussion of the material elements of the regulatory framework applicable to bank holding companies and their subsidiaries and specific information relevant to us, please refer to the Item 1 “Business” section in our Annual Report on Form 10-K for the year ended December 31, 2011, and to the subsequent reports we have filed with the SEC, which are incorporated by reference in this prospectus. This regulatory framework is intended for the protection of depositors and the Federal Deposit Insurance Fund and not for the protection of security holders.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the securities by the selling securityholders.

RATIO OF EARNINGS TO FIXED CHARGES

No shares of preferred stock were outstanding during the years ended December 31, 2007 and 2008. Consequently, the ratio of earnings to fixed charges and preferred dividends was the same as the ratio of earnings to fixed charges during those periods. Our consolidated ratios of earnings to fixed charges and of earnings to fixed charges and preferred dividends for each of the periods indicated is as follows:

	Six Months Ended June 30,		Years Ended December 31,
	2012	2011	2011	2010	2009		2008	2007

Ratio of Earnings to Fixed Charges(1)

Including interest on deposits	2.56	2.19	2.31	1.88	0.57		1.09	1.37

Excluding interest on deposits	14.66	12.40	13.44	11.61	(5.55	)(2)	2.36	11.39

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends(3)

Including interest on deposits	2.39	2.08	2.13	1.81	0.60		1.09	1.37

Excluding interest on deposits	7.63	6.62	6.02	6.01	(2.41	)(2)	2.36	11.39

____________________

(1)
For purposes of computing the ratio, earnings consist of income from continuing operations before income taxes and fixed charges. Fixed charges consist of interest expense on all borrowings, including/excluding interest on deposits.

(2)	The dollar amount of the deficiency resulting in the less than one-to-one coverage was approximately $3.8 million for the year ended December 31, 2009.

(3)	The calculation is the same as the ratio of earnings to fixed charges except that fixed charges also includes pre-tax earnings required to cover preferred stock dividends.

For the purpose of computing the ratio of earnings to fixed charges and of earnings to fixed charges and preferred stock dividends, “earnings” consist primarily of income from continuing operations before income taxes and fixed charges, “fixed charges” include interest, expensed or capitalized, on borrowings (including or excluding deposits, as applicable), and the interest component of rental expense, and “preferred stock dividends” include pre-tax earnings required to pay the dividends on outstanding preferred stock. As of June 30, 2012, we had 12,000 shares of Series C Preferred Stock outstanding and prior to August 11, 2011, we had 9,000 shares of Series A Preferred Stock outstanding. No shares of preferred stock were outstanding prior to January 30, 2009. Preferred stock dividends and any applicable discount accretion amounted to $287,000 and $286,000 for the six months ended June 30, 2012 and 2011, respectively, and amounted to $814,000, $576,000, and $530,000 for the years ended December 31, 2011, 2010, and 2009, respectively.

DESCRIPTION OF SERIES C PREFERRED STOCK

The following is a brief description of the terms of the Series C Preferred Stock that may be resold by the selling securityholder. This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to our Articles of Incorporation, a copy of which has been filed with the SEC as Exhibit 3.1 to our Registration Statement on Form S-3 filed on July 26, 2012, and incorporated by reference into this prospectus and is also available from us upon request. See “Where You Can Find More Information” for more information.

General

Our Articles of Incorporation authorize the issuance of up to 6,500,000 shares of preferred stock, no par value, in one or more series, without shareholder action. As of the date of this prospectus, there were 12,000 shares of preferred stock outstanding, all of which have been designated as Senior Non-Cumulative Perpetual Preferred Stock, Series C, no par value per share, with a liquidation value of $1,000 per share, and were issued to the initial selling securityholder in a transaction exempt from the registration requirements of the Securities Act. The issued and outstanding shares of Series C Preferred Stock are validly issued, fully paid and nonassessable. Other than the Series C Preferred Stock, no other shares of our preferred stock were issued and outstanding as of the date of this prospectus.

Dividends Payable on Shares of Series C Preferred Stock

Holders of shares of Series C Preferred Stock are entitled to receive, if, as and when declared by our board of directors out of assets legally available for payment, non-cumulative quarterly cash dividends on the Series C Preferred Stock, payable in arrears on January 1, April 1, July 1 and October 1 of each year.

The dividend rate that we pay on the Series C Preferred Stock for a given quarterly dividend period is based on the extent to which the qualified small business lending (“QSBL”) of the Bank increases during a quarter over a baseline QSBL level. Under the SBLF, “QSBL” is defined to include the following types of loans: (a) commercial and industrial loans; (b) owner-occupied nonfarm, nonresidential real estate loans; (c) loans to finance agricultural production and other loans to farmers; and (d) loans secured by farmland. Excluded from these types of loans, however, and therefore excluded from the calculation of QSBL, are (i) any loan or group of loans to the same borrower and its affiliates with an original principal or commitment amount greater than $10 million; (ii) loans to borrowers who have (or whose ultimate parent company has) more than $50 million in revenues during the most recent fiscal year ended as of the date of loan origination; (iii) the portion of any loans guaranteed by the U.S. Small Business Administration, any other U.S. Government agency or a U.S. Government-sponsored enterprise; and (iv) the portion of any loans for which the risk is assumed by a third party (e.g., the portion of loans that have been participated).

The dividend rate for the second through tenth quarterly dividend periods will be adjusted quarterly to reflect the amount of change in the Bank’s QSBL over the baseline amount established in connection with the issuance of the Series C Preferred Stock and will range from one percent to five percent based on the following schedule:

	Interest Rate
Increase in Qualified Small Business Lending from the Baseline Amount	Second through Tenth Quarterly Dividend Periods	Eleventh Quarterly Dividend Period to Year 4.5	After Year 4.5
0% or less	5%	7%	9%
More than 0%, but less than 2.5%	5%	5%	9%
2.5% or more, but less than 5%	4%	4%	9%
5% or more, but less than 7.5%	3%	3%	9%
7.5% or more, but less than 10%	2%	2%	9%
10% or more	1%	1%	9%

If, at the beginning of the tenth full calendar quarter after the issuance of the Series C Preferred Stock, the amount of QSBL has not increased over the baseline amount, then beginning January 1, 2014, and at the beginning of each calendar quarter thereafter, we would be required to pay the Treasury a lending incentive fee equal to 2% per annum of the aggregate liquidation preference of the then-outstanding Series C Preferred Stock. This lending incentive fee terminates four and one-half years after the date of issuance of the Series C Preferred Stock.

Priority of Dividends; Consequences of Missed Dividends

With respect to the payment of dividends, the Series C Preferred Stock will rank senior to our common stock and all other equity securities designated as ranking junior to the Series C Preferred stock (“junior stock”), and will rank at least equally with all other equity securities designated as ranking on a parity with the Series C Preferred Stock (“parity stock”).

If we miss any of our quarterly dividend payment obligations on the Series C Preferred Stock, then we would be required to provide written notice to the holders of the Series C Preferred Stock stating the rationale of our board of directors’ decision for not declaring the dividend, and we would be prohibited, for that quarter and for the next three quarters thereafter, from repurchasing and from declaring or paying any dividends on any other outstanding parity stock or on any outstanding junior stock, subject to certain limited exceptions. After the fourth missed dividend payment, whether or not consecutive, if the Company was not at such time subject to a regulatory determination that it was prohibited from declaring and paying dividends, then the board would be required to certify, in writing, that the Company used its best efforts to declare and pay such dividends in a manner consistent with safe and sound banking practices and the board’s fiduciary obligations.

If we miss five quarterly dividend payment obligations, whether or not consecutive, the holders of the Series C Preferred Stock would have the right to select a representative to serve as an observer on our board of directors. If we miss six quarterly dividend payment obligations and the aggregate liquidation preference of the outstanding shares of Series C Preferred Stock is greater than $25,000,000 then the holders would have the right, voting as a single class, to elect two directors to fill newly-created directorships on our board of directors. For additional information, please see “Description of Series C Preferred Stock — Voting Rights.”

Other Restrictions on Dividends and Repurchases

Under the terms of the Series C Preferred Stock, we may only declare and pay a dividend on our common stock or other junior stock, or repurchase shares of any such class or series of stock, if, after payment of such dividend or such repurchase, the dollar amount of our Tier 1 Capital would be at least 90% of the Signing Date Tier 1 Capital Amount set forth in the Certificate of Designation relating to the Series C Preferred Stock, excluding any subsequent net charge-offs and any redemption of the Series C Preferred Stock (the “Tier 1 Dividend Threshold”). The Signing Date Tier 1 Capital Amount was $54,390,000. The Tier 1 Dividend Threshold is subject to reduction, beginning on the second anniversary of issuance and ending on the tenth anniversary of issuance, by ten percent for each one percent increase in QSBL over the baseline level.

We are subject to various regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. The Federal Reserve is authorized to determine, under certain circumstances relating to the financial condition of a bank holding company, such as us, that the payment of dividends would be an unsafe or unsound practice and to prohibit payment of that dividend.

In addition, we are subject to the laws of the State of New Jersey, the New Jersey Banking Act of 1948 (the “Banking Act”), the Federal Deposit Insurance Act (“FDIA”) and the regulation of the New Jersey State Department of Banking and Insurance and of the Federal Reserve. Under the Banking Act and the FDIA, a bank may not pay any dividends if, after paying such dividends, it would be undercapitalized under applicable capital requirements. In addition to these explicit limitations, the federal regulatory agencies are authorized to prohibit a banking subsidiary or bank holding company from engaging in unsafe or unsound banking practices. Depending upon the circumstances, the agencies could take the position that paying a dividend would constitute an unsafe or unsound banking practice.

Redemption of Series C Preferred Stock

Subject to approval by our federal banking regulators, the Series C Preferred Stock may be redeemed at our option at any time. The per share redemption price for shares of Series C Preferred Stock shall be equal to the sum of the liquidation amount per share ($1,000), the per-share amount of any unpaid dividends for the current quarterly dividend period, and the pro rata amount of lending incentive fees for the current quarterly dividend period, if any. We may decide to redeem all of the outstanding Series C Preferred Stock or a portion of the outstanding Series C Preferred Stock equal to not less than 25% of the initial aggregate liquidation value of the Series C Preferred Stock. If fewer than all of the outstanding shares of Series C Preferred Stock are to be redeemed, the shares to be redeemed will be selected either pro rata from the holders of record of shares of Series C Preferred Stock in proportion to the number of shares held by those holders or in such other manner as our board of directors or a committee thereof may determine to be fair and equitable.

The Series C Preferred Stock is not subject to any mandatory redemption, sinking fund or similar provisions. Holders of the Series C Preferred Stock will have no right to require redemption or repurchase of any shares of Series C Preferred Stock.

Conversion

The holders of Series C Preferred Stock shall have no right to exchange or convert such shares into any other securities.

Voting Rights

In general, the holders of the Series C Preferred Stock shall not have any voting rights except as set forth in the Certificate of Amendment establishing the terms of the Series C Preferred Stock or as otherwise required by law.

If we have not declared and paid in full dividends for an aggregate of five quarters, whether or not consecutive, the holders of a majority of the outstanding shares of Series C Preferred Stock, voting as a single class, may appoint a representative to serve as an observer on our board of directors. Such right would continue until we had made full dividend payments for four consecutive quarters thereafter. If we have not declared and paid in full dividends for an aggregate of six quarters, and the aggregate liquidation preference of the outstanding shares of Series C Preferred Stock is greater than $25,000,000, the authorized number of directors on our board of directors shall automatically increase by two and the holders of the Series C Preferred Stock, voting as a single class, shall have the right to elect two directors to fill such newly created directorships. Such directors would be elected at each of our annual meetings held until we had made full dividend payments for four consecutive quarters.

With regard to certain other matters, the approval of the Series C Preferred Stock, given in the form of (a) consent of Treasury if Treasury holds any shares of Series C Preferred Stock or (b) the holders of a majority of the outstanding shares of Series C Preferred Stock, voting as a single class, if Treasury does not hold any shares of Series C Preferred Stock, is required for effecting or validating (i) any amendment or alteration of our certificate of incorporation to authorize, create or issue any shares (or any security convertible into any shares) of any equity security ranking senior to the Series C Preferred Stock with respect to the payment of dividends or distribution of assets in the event of a liquidation, dissolution or winding up; (ii) any change to our certificate of incorporation that would adversely affect the rights, privileges or voting powers of the Series C Preferred Stock; (iii) any consummation of a binding share exchange or reclassification involving the Series C Preferred Stock, subject to certain enumerated exceptions; and (iv) any sale of all or substantially all of our assets if the Series C Preferred Stock will not be contemporaneously redeemed.

Preemptive Rights

The Series C Preferred Stock does not have preemptive rights as to any of our securities, or any warrants, rights or options to acquire any of our securities.

Liquidation Rights

In the event that we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, holders of Series C Preferred Stock shall be entitled to receive for each share of Series C Preferred Stock, out of our assets or proceeds thereof available for distribution to shareholders, subject to the rights of any creditors, payment in full in an amount equal to the liquidation amount per share, which is $1,000 per share, and the amount of any accrued and unpaid dividends on each share. Holders of Series C Preferred Stock would be entitled to receive this amount before any distribution of assets or proceeds to holders of our common stock and any other junior stock. If in any distribution described above our assets are not sufficient to pay in full the amounts payable with respect to the outstanding shares of Series C Preferred Stock and any outstanding shares of parity stock, holders of the Series C Preferred Stock and parity stock would share ratably in any such distribution in proportion to the full respective distributions to which they are entitled.

For purposes of the liquidation rights of the Series C Preferred Stock, neither the sale, conveyance, exchange or transfer of all or substantially all of our property and assets, nor the consolidation or merger by us with or into any other corporation or by another corporation with or into us, will constitute a liquidation, dissolution or winding-up of our affairs.

DESCRIPTION OF DEPOSITARY SHARES

In the Purchase Agreement between us and the Treasury, we have agreed, if requested to do so by the Treasury, to enter into a depositary arrangement that provides for the deposit of the shares of Series C Preferred Stock and the issuance of depositary shares, each representing a fraction of a share of Series C Preferred Stock, as specified by the Treasury. If we enter into such a depositary arrangement, the selling securityholders would be offering depositary shares, each representing a fraction of a share, of Series C Preferred Stock, instead of whole shares of Series C Preferred Stock. The terms of any such depositary arrangement would be set forth in the depositary agreement, a copy of which we would file with the SEC and which would be incorporated by reference into this prospectus. See “Where You Can Find More Information.”

SELLING SECURITYHOLDERS

On August 11, 2011, we issued the Series C Preferred Stock covered by this prospectus to the United States Department of Treasury, which we refer to in this prospectus as the initial selling securityholder, in a transaction exempt from the registration requirements of the Securities Act. The initial selling securityholder, or its successors, including transferees, may from time to time offer and sell, pursuant to this prospectus or a supplement to this prospectus, any or all of the 12,000 shares of Series C Preferred Stock (which represents beneficial ownership of 100% of the shares of Series C Preferred Stock outstanding on the date of this prospectus) or any or all of the depositary shares they own.

For purposes of this prospectus, we have assumed that, after completion of the offering, none of the securities covered by this prospectus will be held by the selling securityholders.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the Series C Preferred Stock. To our knowledge, the initial selling securityholder has sole voting and investment power with respect to the Series C Preferred Stock.

We do not know when or in what amounts the selling securityholders may offer the Series C Preferred Stock or depositary shares for sale. The selling securityholders might not sell any of the securities offered by this prospectus. Because the selling securityholders may offer all or some of the Series C Preferred Stock or depositary shares pursuant to this offering, and because currently no sale of any of the Series C Preferred Stock is subject to any agreements, arrangements or understandings, we cannot estimate the number of shares of the Series C Preferred Stock or depositary shares that will be held by the selling securityholders after completion of the offering.

Other than as discussed in this prospectus, the initial selling securityholder has not had a material relationship with us.

Information about the selling securityholders may change over time, and changed information will be set forth in supplements to this prospectus if and when necessary.

PLAN OF DISTRIBUTION

The selling securityholders and their successors, including their transferees, may sell all or a portion of the securities beneficially owned by them and offered by this prospectus from time to time directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the securities. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

Shares of the securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions. The selling securityholders may use any one or more of the following methods when selling shares:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or services or in the over-the-counter market; or

•	through the writing of options, whether the options are listed on an options exchange or otherwise.

In addition, any shares of the securities that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

The selling securityholders may loan or pledge the securities to broker-dealers that, in turn, may sell the securities.

The aggregate proceeds to the selling securityholders from the sale of the securities will be the purchase price of the securities less discounts and commissions, if any.

In effecting sales, broker-dealers or agents engaged by the selling securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling securityholders in amounts to be negotiated immediately prior to the sale.

In offering the securities covered by this prospectus, the selling securityholders and any broker-dealers who execute sales for the selling securityholders may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act in connection with such sales. Any profits realized by the selling securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions. Selling securityholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory and regulatory liabilities, including liabilities imposed pursuant to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of Series C Preferred Stock or depositary shares pursuant to this prospectus and to the activities of the selling securityholders. In addition, we will make copies of this prospectus available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the NASDAQ Capital Market pursuant to Rule 153 under the Securities Act.

At the time a particular offer of securities is made, if required, a prospectus supplement will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

Unless requested by the initial selling securityholder, we do not intend to apply for listing of the Series C Preferred Stock on any securities exchange or for inclusion of the Series C Preferred Stock in any automated quotation system. No assurance is given as to the liquidity of the trading market, if any, for the Series C Preferred Stock.

We have agreed to indemnify the selling securityholders against certain liabilities, including certain liabilities under the Securities Act. We have also agreed, among other things, to bear substantially all expenses (other than underwriting discounts and selling commissions) in connection with the registration and sale of the securities covered by this prospectus.

LEGAL MATTERS

The validity of the securities offered by this prospectus has been passed upon for us by Stevens & Lee, Philadelphia, PA.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K have been audited by ParenteBeard LLC, an independent registered public accounting firm, as stated in its report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Community Partners Bancorp

12,000 Shares of Senior Non-Cumulative Perpetual Preferred Stock, Series C,
Liquidation Preference Amount $1,000 Per Share
(or Depositary Shares evidencing fractional interests in such shares)

PROSPECTUS

August 17, 2012

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities covered by the registration statement of which this prospectus is a part. The Company will bear all of these expenses.

Registration fee under the Securities Act	$1,376

Legal fees and expenses*	$15,000

Accounting fees and expenses*	$15,000

Printing and other miscellaneous fees and expenses*	$10,000

Total	$41,376

*	Estimated solely for the purpose of this Item. Actual expenses may be more or less.

Item 15. Indemnification of Officers and Directors

The Company has authority under the New Jersey Business Corporation Act to indemnify its directors and officers to the extent provided in such statute. In general, New Jersey law permits a New Jersey corporation to indemnify its directors, officers, employees and agents, and persons serving at the corporation’s request in such capacities for another enterprise, against liabilities arising from conduct, acting in good faith, that such persons reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. However, in any proceeding by or in the right of the corporation to procure a judgment in its favor, no indemnification shall be provided in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Superior Court or the court in which such proceeding was brought shall determine upon application that despite the adjudication of liability, but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the Superior Court or such other court shall deem proper. Notwithstanding the foregoing, no indemnification is permitted to be made to or on behalf of a director, officer, employee or agent if a judgment or other final adjudication adverse to such person establishes that his acts or omissions (a) were in breach of his duty of loyalty to the corporation or its shareholders, (b) were not in good faith or involved a knowing violation of law or (c) resulted in receipt by the corporate agent of an improper personal benefit.

Every New Jersey corporation is required to indemnify a director, officer, employee or agent against expenses to the extent that such person has been successful on the merits or otherwise in any proceeding in defense of any claim, issue or matter therein.

The provisions of the New Jersey Business Corporation Act that authorize indemnification do not eliminate the duty of care of a director and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available under New Jersey law. However, under the Company’s certificate of incorporation, as authorized by the New Jersey Business Corporation Act, directors and officers of the Company are not personally liable to the Company or its shareholders for damages for breach of any duty owed to the Company or its shareholders, except that a director or officer is not relieved from liability for any breach of duty based upon an act or  omission (a) in breach of such person's duty of loyalty to the Company or its shareholders, (b) not in good faith or involving a knowing violation of law, or (c) resulting in receipt by such person of an improper personal benefit. The statute does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

The Company’s bylaws provide that the Company shall indemnify each of its officers and directors who is or was a party to or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal or otherwise in respect of any past, present or future matter, by reason of such person serving as an officer, director, employee or agent of the Company at the request of the Company as a director, officer, trustee, employee or agent of any other enterprise; provided that the Company shall not indemnify any such person if a judgment or other final adjudication adverse to such person establishes that the person’s acts or omissions (i) were acts or omissions that such person knew or believed to be contrary to the best interests of the Company or shareholders in connection with a matter to which he had a material conflict of interest, (ii) were not in good faith or involved a knowing violation of law, or (iii) resulted in receipt by such person of an improper personal benefit.

At present, there is no pending litigation or proceeding involving a director or officer of the Company as to which indemnification is being sought from the Company, nor is the Company aware of any threatened litigation that may result in claims for indemnification from the Company by any officer or director.

Further, the Company is permitted under the New Jersey Business Corporation Act to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expenses incurred in any proceeding and any liability asserted against him in any such capacity or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the New Jersey Business Corporation Act. The Company has purchased and maintains such insurance.

Item 16. Exhibits

The following exhibits are filed with or incorporated by reference into this registration statement:

Exhibit Number	Description of Document

1.1	Form of Underwriting Agreement(1)

3.1	Certificate of Incorporation, as amended, of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s registration statement on Form S-3 (No. 333-182855) filed July 26, 2012)

3.2	Bylaws, as amended, of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2011)

3.3
Certificate of Amendment establishing terms of Series B Junior Participating Preferred Stock of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed July 26, 2011)

3.4
Shareholder Rights Agreement between Community Partners Bancorp and Registrar and Transfer Company, as Rights Agent (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed July 26, 2011)

3.5
Certificate of Amendment establishing terms of Senior Non-Cumulative Perpetual Preferred Stock, Series C of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed August 12, 2011)

3.6
Form of Certificate for Senior Non-Cumulative Perpetual Preferred Stock, Series C of the Registrant (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed August 12, 2011)

Exhibit Number	Description of Document

4.1
Small Business Lending Fund – Securities Purchase Agreement, dated August 11, 2011, between Community Partners Bancorp and the Secretary of the Treasury, with respect to the issuance and sale of the Senior Non-Cumulative Perpetual Preferred Stock, Series C of the Registrant (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed August 12, 2011)

5.1	Opinion of Stevens & Lee, PC

12.1	Statements Regarding Computation of Ratios

23.1	Consent of ParenteBeard LLC

23.2	Consent of Stevens & Lee, PC (contained in its opinion filed as Exhibit 5.1)

24.1	Power of attorney (contained in the signature page of the registration statement)

(1)	To be filed, if necessary, by an amendment to this registration statement or as an exhibit to a Current Report on Form 8-K and incorporated by reference herein.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)   To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

 (ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that Paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)         That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)         That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)  Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)         That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

  (i)  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

 (ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)         That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Community Partners Bancorp certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Middletown in the State of New Jersey, on the 15th day of August, 2012.

COMMUNITY PARTNERS BANCORP By: /s/ William D. Moss William D. Moss President and Chief Executive Officer (Duly Authorized Representative)

POWER OF ATTORNEY

We, the undersigned directors and officers of Community Partners Bancorp, do hereby severally constitute and appoint William D. Moss and A. Richard Abrahamian as our true and lawful attorneys and agents, to do any and all things and acts in our names in the capacities indicated below and to execute any and all instruments for us and in our names in the capacities indicated below which said William D. Moss and A. Richard Abrahamian may deem necessary or advisable to enable Community Partners Bancorp to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission in connection with this Registration Statement on Form S-3 relating to Community Partners Bancorp, including specifically, but not limited to, power and authority to sign, for any of us in our names in the capacities indicated below, this Registration Statement and any and all amendments (including post-effective amendments) thereto; and we hereby ratify and confirm all that said William D. Moss and A. Richard Abrahamian shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

/s/ Frank J. Patock, Jr.		/s/ William D. Moss
Frank J. Patock, Jr. Chairman of the Board		William D. Moss President, Chief Executive Officer and Director (Principal Executive Officer)
Date:	August 15, 2012	Date:	August 15, 2012

/s/ Charles T. Parton		/s/ A. Richard Abrahamian
Charles T. Parton		A. Richard Abrahamian
Vice Chairman		Executive Vice President and Chief Financial Officer (Principal Financial Officer)
Date:	August 15, 2012	Date:	August 15, 2012

/s/ Robin Zager		/s/ James M. Bollerman
Robin Zager Director and Secretary		James M. Bollerman Director
Date:	August 15, 2012	Date:	August 15, 2012

/s/ Robert E. Gregory		/s/ Robert B. Grossman
Robert E. Gregory, Director		Robert B. Grossman, Director
Date:	August 15, 2012	Date:	August 15, 2012

/s/ John E. Holobinko		/s/ William F. LaMorte
John E. Holobinko, Director		William F. LaMorte, Director
Date:	August 15, 2012	Date:	August 15, 2012

/s/ Joseph F.X. O’Sullivan		/s/ John J. Perri, Jr.
Joseph F.X. O’Sullivan, Director		John J. Perri, Jr., Director
Date:	August 15, 2012	Date:	August 15, 2012

/s/ William Statter		/s/ Andrew A. Vitale
William Statter, Director		Andrew A. Vitale, Director
Date:	August 15, 2012	Date:	August 15, 2012